GoHealth Announces Changes to Board of Directors CHICAGO, July 10, 2024 /(GLOBE NEWSWIRE) — GoHealth, Inc. (GoHealth) (NASDAQ: GOCO), a leading health insurance marketplace and Medicare-focused digital health company, today announced changes to its Board of Directors. GoHealth welcomes Alan Wheatley, former President of Medicare at Humana, and Abhiraj Modi, Managing Director at Centerbridge Partners as its newest members of the Board, filling the open seats made available by the transitions of Joseph Flanagan and Christopher Litchford off of the board. Mr. Wheatley brings over thirty years of experience in the Medicare space, including over a decade at Humana as a senior executive. Mr. Modi has spent over a decade at Centerbridge focusing on financial services and healthcare investments. "We are excited to welcome Alan and Abhi to our Board of Directors," said Vijay Kotte, CEO. "Alan brings unparalleled experience in the Medicare space; Abhi brings deep strategic investment experience and has covered Centerbridge’s investment in GoHealth for several years. Their wealth of experience and industry knowledge will bring valuable perspectives to our strategic decision- making process." The addition of Mr. Modi and Mr. Wheatley further strengthens GoHealth’s commitment to transforming the Medicare Advantage industry and providing peace of mind in our consumers’ healthcare decisions. For media inquiries or further information, please contact: Media Relations Pressinquiries@gohealth.com Investor Relations John Shave jshave@gohealth.com About GoHealth, Inc. GoHealth is a leading health insurance marketplace and Medicare-focused digital health company. Enrolling in a health insurance plan can be confusing for customers, and the seemingly small differences between plans can lead to significant out-of-pocket costs or lack of access to critical medicines and even providers. GoHealth combines cutting-edge technology, data science and deep industry expertise to build trusted relationships with consumers and match them with the healthcare policy and carrier that is right for them. Since its inception, GoHealth has enrolled millions of people in Medicare plans and individual and family plans. For more information, visit https://www.gohealth.com/